Exhibit 5.1

August 6, 2014

Board of Directors

Bonanza Creek Energy, Inc.

410 Seventeenth Street, Suite 1400

Denver, Colorado 80202

Ladies and Gentlemen:

We have acted as counsel to Bonanza Creek Energy, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (the “Registration Statement”) relating to the resale, from time to time, by the selling securityholder named therein of up to 853,492 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”).  The shares of Common Stock included in the Registration Statement are referred to herein as the “Offered Securities.” We understand that the Offered Securities will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

We have reviewed originals or copies certified or otherwise identified to our satisfaction of the Company’s Second Amended and Restated Certificate of Incorporation and the Company’s Third Amended and Restated Bylaws, both as amended to date and currently in effect, and such other documents, corporate records, and other instruments, have made such inquiries as to questions of fact of officers and representatives of the Company, and have made such examinations of law, in each case, as we have deemed necessary or appropriate for purposes of giving the opinions expressed below.  In rendering the opinions expressed below, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies.  In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

We are members of the Bar of the State of Colorado.  Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to the Delaware General Corporation Law, including all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such law.  We express no opinion with respect to the laws of any other jurisdiction or of any other law of the State of Delaware.

Based on the foregoing and subject to the limitations set forth herein, it is our opinion that the Offered Securities being registered for resale by the selling securityholder have been duly authorized by all necessary corporate action of the Company, have been validly issued by the Company and are fully paid and non-assessable.

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto under the heading “Legal Matters” as counsel for the Company who have passed on the validity of the Offered Securities being registered by the Registration Statement and as having prepared this opinion, and to the use of this opinion as a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Davis Graham & Stubbs LLP

DAVIS GRAHAM & STUBBS LLP